Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                         RADA ELECTRONIC INDUSTRIES LTD.
             (Exact name of registrant as specified in its charter)

                  Israel                              None
     (State or other jurisdiction of     (I.R.S. Employer Identification No.)
     incorporation or organization)

                 7 Giborei Israel Street, Netanya 42504, Israel
               (Address of Principal Executive Offices) (Zip Code)

                         RADA ELECTRONIC INDUSTRIES LTD.
                         2003 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)

                         RADA Electronic Industries Inc.
                 Attn: Mr. Adar Azancot, Chief Executive Officer
                        C/O Carter Ledyard & Milburn LLP
                                  2 Wall Street
                            New York, New York 10005
                     (Name and address of agent for service)

                                  212-238-8605
          (Telephone number, including area code, of agent for service)

                                   Copies to:


      Steven J. Glusband, Esq.                       Sarit Molcho, Adv.
    Carter Ledyard & Milburn LLP                S. Friedman & Co., Advocates
           2 Wall Street                               The Trade Tower
      New York, New York 10005                        25 Hamered Street
          (212) 732-3200                             Tel Aviv, Israel 68125
                                                         972-3-696-0183


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                  Proposed maximum
   Title of securities to be     Amount to be    offering price per         Proposed maximum         Amount of
          registered              registered            share           aggregate offering price  registration fee
-------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
NIS 0.005 per share.......      2,000,000             $1.62(1)               $3,240,000               $262.12(2)
                                ---------             --------               ----------               ----------
-------------------------------------------------------------------------------------------------------------------
Total.....................      2,000,000             $1.62(1)               $3,240,000               $262.12(2)
                                ---------             --------               ----------               ----------
-------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($1.74 and $1.5) of an ordinary share as quoted on the Nasdaq SmallCap Market System on December 17, 2003.

(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0000809.

                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference the following documents (Commission File No. 0-15375) into this Registration Statement:

          (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

          (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K as follows:

                          Month                    Filing Date

                          January  2003            January 6, 2003
                                                   January 21, 2003
                          April 2003               April 8, 2003
                                                   April 24, 2003
                          June 2003                June 16, 2003
                                                   June 24, 2003
                                                   June 30, 2003
                                                   June 30, 2003
                          July 2003                July 24, 2003
                          September 2003           September 9, 2003
                          October 2003             October 02, 2003
                                                   October 15, 2003
                                                   October 21, 2003
                                                   October 22, 2003
                          November 2003            November 12, 2003
                                                   November 17, 2003
                                                   November 21, 2003
                                                   November 25, 2003
                          December 2003            December 11, 2003
                                                   December 19, 2003

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not required, inasmuch as the Registrant's Ordinary Shares are registered under Section 12(g) of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its Articles of Association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.In addition, under the Israeli Companies Law, accompany may enter into a contract for the insurance of the liability of any of its office holders with respect to a breach of his duty of care to the company or to another person, the breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or a financial liability imposed upon him in favor of another person in respect of an act performed by him in his capacity as an office holder.

     The Companies Law provides that a company may not indemnify an office holder, nor enter into an insurance contract, which would provide coverage for any monetary liability, in whole or in part, incurred as a result of certain improper actions.

Office Holder Insurance

     The Registrant's Articles of Association provide that, subject to the provisions of the Israeli Companies Law, the Registrant may enter into a contract for the insurance of the liability of any of its office holders with respect to:

          o a breach of his duty of care to the Registrant or to another person;

          o a breach of his duty of loyalty to the Registrant, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Registrant's interests; or

          o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

     The Registrant's Articles of Association provide that it may indemnify an office holder against:

          o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and

          o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by the Registrant or instituted on its behalf or by another person, or in a criminal charge from which he was acquitted, in each case relating to an act performed in his capacity as an office holder.

Limitations on Insurance and Indemnification

     The Israeli Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

          o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

          o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

          o any act or omission done with the intent to derive an illegal personal benefit; or

          o    any fine levied against the office holder.

     Pursuant to the Companies Law, indemnification of, and procurement of insurance coverage for, an office holder must be approved by the audit committee, the board of directors and, in the evnt that such office holder is a director, also by our shareholders.

     The Registrant has indemnified its office holders to the fullest extent permitted by law. The Registrant currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $5.0 million.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The Exhibit Index appears below on page 9 of this Registration Statement.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on December 22, 2003.


                                            RADA ELECTRONIC INDUSTRIES LTD.


                                            By: /s/ Herzle Bodinger
                                            -----------------------
                                            Name:  Herzle Bodinger
                                            Title: Chairman of the Board of
                                                      Directors and President
                                        7

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adar Azancot and Herzle Bodinger, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of RADA Electronic Industries Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on December 22, 2003, by the following persons in the capacities indicated.

  Signature                            Title
  ---------                            -----

  /s/ Herzle Bodinger                  Chairman of the Board of Directors
  -------------------                   and President
  Herzle Bodinger

  /s/ Adar Azancot                     Chief Executive Officer
  ----------------
  Adar Azancot

  /s/ Guy Shelly                       Chief Financial Officer
  --------------
  Guy Shelly

  /s/ Adrian Berg                      Director
  ---------------
  Adrian Berg

  /s/ Ben Zion Gruber                  Director
  -------------------
  Ben Zion Gruber

  /s/ Roy Kui Chuen Chan               Director
  ----------------------
  Roy Kui Chuen Chan

  /s/ Asaf Agmon                       Director
  ---------------
  Asaf Agmon

  /s/ Hava Snir                        Outside director
  -------------
  Hava Snir

  /s/ Zvi Tropp                        Outside director
  -------------
  Zvi Tropp

  RADA Electronic Industries Inc.
  By: /s/Herzle Bodinger
      ------------------
  Herzle Bodinger, President           Authorized Representative
                                         in the United States

                                  EXHIBIT INDEX



Exhibit No.
-----------

   5       Opinion of S. Friedman & Co., Advocates

  23.1     Consent of S. Friedman & Co., Advocates (included in Exhibit (5))

  23.2     Consent of Luboshitz Kasierer, Certified Public Accountants (Israel)

  24       Power of Attorney (see page 8 above)


                                       9